Exhibit 10.8

Employment Letter Agreement with Linda Siluk Effective April 1, 2019

March 26, 2019

Dear Linda:

On behalf of The ONE Group (the “Company”), it is our pleasure to offer you the position of Chief Administrative Officer.

This letter sets forth the terms and conditions of your employment with the Company.  Please review carefully and contact me if you have any questions.

Title:Chief Administrative Officer.

Reporting to:Emanuel Hilario, President & CEO.

Direct Reports:Jenny Morales, Office Manager New York City, General Counsel/Assistant General Counsel (if open position is filled), and any other positions as assigned by the President & CEO.

Responsibilities:Initial responsibilities include but not limited to lease administration including relationships with landlords, taxation (management of the Cohen relationship), insurance, legal support and corporate secretary responsibilities (management of the Stoel Rives relationship), and overall general management of the New York City office.

Start Date:4/01/2019.

Base Salary:    Your base salary will be at a rate of $4,423.07 weekly ($230,000.00 annually) less applicable tax and other withholdings.  Salary is payable according to the Company’s regular weekly payroll schedule.

Equity Grant:You will be granted 30,000 restricted shares to vest ratably over 3 years and accelerated on a change in control (pending Board of Director’s approval).  You will be eligible to be granted new equity from time to time as authorized by the Board of Directors.

Bonus: You will be eligible to an annual bonus up to 40% of your base salary and based on the company’s corporate bonus plan.  In addition, every December, you will be eligible to receive an annual bonus equal to one additional week of salary (subject to Board of Directors approval).

Benefits: Same as current.

Vacation:Vacation accrual will begin at 2.3077 hours per pay period, which is equivalent to three weeks on an annual basis.

Personal/

Sick Days:Personal/Sick days are allotted at 5 each calendar year.

Expenses:Normal and reasonable business expenses will be reimbursed per the company policy and upon completion of the appropriate expense request form.

Change of

Control:In the event of a change in control as defined in the Employee Equity Program, and your employment is terminated for no reason, the Company will pay you twenty six (26) of salary paid weekly based on the Company’s then in place payroll practice.

Linda, we are extremely excited to have you join The ONE Group team as we continue to improve and grow the business.  We are confident of the positive impact you will continue to make.  If the terms described above are acceptable, please sign below, return the original to me, and keep a copy for your records.  We look forward to working closely with you.

This offer is not intended to be a contractual obligation to hire the individual indicated herein other than as an Employee-at-will.  The company is not extending an employment agreement to the prospective to employee.

Very truly yours,

/s/ Emanuel P.N. Hilario
Emanuel “Manny” Hilario President & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Linda Siluk
Linda Siluk